Mail Stop 3561



      August 31, 2005


Via U.S. Mail and Fax
Mr. Andrew Dosch
Chief Financial Officer
Applied Innovation, Inc.
5800 Innovation Drive
Dublin, Ohio  43016


	RE:	Applied Innovation, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 7, 2005
		File No. 000-21352


Dear Mr. Dosch:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549